UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2018

WELLNESS CENTER USA, INC.

(Exact name of registrant as specified in its charter)

NEVADA	333-173216	27-2980395
(State or other jurisdiction of incorporation or organization)	Commission File Number	(IRS Employee Identification No.)

2500 West Higgins Road, Ste. 780, Hoffman Estates, IL, 60169

(Address of Principal Executive Offices)

(847) 925-1885

(Issuer Telephone number)

Not Applicable

(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).02(b)

Item 5.02 (b). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 5, 2018, the Board of Directors appointed Calvin R. O’Harrow as Chief Operating Officer and a member of the Board. It accepted the resignation of Andrew J. Kandalepas, as Chief Financial Officer and Principal Accounting Officer, and appointed Douglas Samuelson, C.P.A., as CFO and PAO. It also removed Jay Joshi, M.D., as a director. Dr. Joshi acquired all ownership interest of NPC, Inc. on August 11, 2017 and on January 31, 2018 vacated the portion of the Company’s premises occupied by it since that date.

Within thirty (30) days from the date of appointment, the Company’s Compensation Committee will recommend to the Board the compensation and benefits to be provided to Messrs. O’Harrow and Samuelson. Once approved by the Board, compensation and benefits will be retroactive to the date of appointment and will accrue from such date; however, payment of compensation and benefits will commence only after the Board determines that such payment is warranted by operational and financial conditions.

Calvin O’Harrow started his career as a successful entrepreneur and moved on to a 34-year tenure as financial advisor at a prominent national wirehouse and wealth management firm, where he established unique team concepts designed to reward team members for their continued relationships with longstanding clients. Beyond this success, he has also been involved in several non-profit organizations and held a variety of positions in finance, sales and management. Mr. O’Harrow has a B.S. from the University of Wisconsin, Madison.

Doug Samuelson, CPA, brings over 20 years of experience in public accounting, including serving as CFO, Director and Controller in both private and publicly traded companies. In the past, he provided contract CFO services and assisted public companies with their Sarbanes-Oxley (SOX) compliance. He has worked for major accounting firms, including Arthur Andersen LLP and Cohn Reznick LLP. Mr. Samuelson received his B.S. degree in Accounting from the University of Utah and his M.S. degree in Computer Science from California State University, Northridge.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WELLNESS CENTER USA, INC.

Date: February 9, 2018	By:	/s/ Andrew J. Kandalepas
Andrew J. Kandalepas
Chairman, Chief Executive Officer